Exhibit 99.1

Privia Health Announces Appointment of Opella Ernest, M.D. to its Board of Directors
Dr. Ernest brings significant value-based care and clinical expertise
ARLINGTON, VA – August 18, 2026 – Privia Health Group, Inc. (Nasdaq: PRVA) announced the appointment of Opella Ernest, M.D. to its Board of Directors, effective September 1, 2026. She has also been named a member of the Compliance Committee of the Board.
“We are excited to welcome Dr. Ernest to our Board of Directors,” said David King, Chairman of the Board, Privia Health Group, Inc. “She brings valuable clinical expertise and value-based care experience to the Board and her deep healthcare expertise will be beneficial to Privia Health as we continue to grow our business and build scaled provider networks across the United States”
Dr. Ernest has over 20 years of healthcare executive experience. Since 2023, she has served as President, HCSC Markets at Health Care Service Corporation, responsible for the strategic direction, clinical operations, performance, and growth for all market segments. She served as Executive Vice President, Chief Operating Officer at HCSC from 2021 to 2023, transforming HCSC’s customer and provider experience through advancements in technology and innovation. Prior to joining HCSC in 2012, Dr. Ernest held leadership roles at Healthspring and in various clinical practices.
A board-certified family physician, Dr. Ernest has a degree in medicine from The Ohio State University College of Medicine and a bachelor’s degree from the University of Michigan. Dr. Ernest is a member of the boards of directors of World Business Chicago and the Museum of Science and Industry. She is the former Chair of the American Heart Association’s Metro Chicago board of directors and received the 2021 Heart of Gold Award for her dedication addressing health issues.
About Privia Health
Privia Health™ is one of the largest physician enablement companies in the United States with a presence in 25 states and the District of Columbia. Privia builds scaled provider networks with primary-care centric medical groups, risk-bearing entities, a physician-led governance structure, and the Privia Platform comprising an extensive suite of technology and service solutions. Privia collaborates with medical groups, health plans and health systems to optimize 1,300+ physician practices, improve the patient experience for 6.1+ million patients, and reward 5,600+ physicians and advanced practitioners for delivering high-value care. Privia’s mission is to transform healthcare delivery to achieve better outcomes, lower costs, and improve the health of communities and the well-being of providers. For more information, visit priviahealth.com and connect with us on LinkedIn.
Safe Harbor Statement
This release may contain forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in filings with the Securities and Exchange Commission (“SEC”), including those under “Risk Factors” therein. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Exhibit 99.1

Contact:
Robert Borchert
SVP, Investor & Corporate Communications
IR@priviahealth.com
817.783.4841